ALLIED ASSET ADVISOR FUNDS
FIRST AMENDMENT TO THE
FUND ACCOUNTING SERVICING AGREEMENT

THIS FIRST AMENDMENT, dated as of the 25th day of March, 2008, to the Fund Accounting Servicing Agreement dated as of June 21, 2006, (the "Fund Accounting Agreement"), is entered into by and between ALLIED ASSET ADVISOR FUNDS, a Delaware statutory trust (the “Trust”), and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into a Fund Accounting Agreement; and

WHEREAS, the parties desire to amend the Fund Accounting Agreement to change the name of the Fund; and

WHEREAS, Section 15 of the Fund Accounting Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the following:

Exhibit A, the listing of the Fund names, is hereby superseded and replaced with Exhibit A attached hereto.

Except to the extent amended hereby, the Fund Accounting Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the day and year first written above.

ALLIED ASSET ADVISOR FUNDS	U.S. BANCORP FUND SERVICES, LLC

By: /s/Bassam Osman	By: /s/Michael R. McVoy

Name: Bassam Osman	Name: Michael R. McVoy

Title: President	Title: Executive Vice President

Exhibit A
to the
Allied Asset Advisors Funds
Fund Accounting Servicing Agreement

Fund Names

Separate Series of Allied Asset Advisors Funds

Name of Series	Date Added
Iman Fund	6/30/00